Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH, PRESIDENT & CEO LLOYD W. BAKER, CFO (509) 527-3636
NEWS RELEASE

Banner Corporation Earns $12.1 Million, or $0.61 Per Diluted Share, in First Quarter 2015;
First Quarter Highlighted by Completed Acquisition of Siuslaw Financial Group, Inc.

Walla Walla, WA - April 20, 2015 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported net income in the first quarter of 2015 was $12.1 million, or $0.61 per diluted share, compared to $10.6 million, or $0.54 per diluted share, for the first quarter a year ago.  In the preceding quarter, net income was $11.7 million, or $0.60 per diluted share.  The current quarter results were impacted by $1.6 million of acquisition-related expenses which, net of taxes, reduced net income by $0.07 per diluted share, and the preceding quarter results were impacted by $2.8 million of acquisition-related expenses which, net of taxes, reduced net income by $0.09 per diluted share.

“Banner had another good quarter of operating performance, with strong revenue growth, a solid net interest margin and increased non-interest income led by record mortgage banking activities and increased deposit fees and service charges.  In addition, during the quarter, we completed the merger of Siuslaw Bank into Banner Bank, including the successful conversion of all the data processing and operating systems, expanding our presence in Oregon and complementing our purchase in June 2014 of six branches from Umpqua Bank,” said Mark J. Grescovich, President and Chief Executive Officer.  “We are also making good progress with respect to our pending acquisition of AmericanWest Bank of Spokane, Washington.  With these strategic combinations, we will deploy our super community bank model throughout a strengthened presence in Washington, Oregon and Idaho, and enter attractive growth markets in California and Utah.  In addition to being good geographic and cultural fits, we anticipate these acquisitions will generate considerable operating synergies.  We also expect these mergers to provide significant benefits to our expanded group of clients, communities, employees and shareholders.”

Completion of the pending merger with AmericanWest Bank, which remains subject to regulatory approval and other closing conditions with closing anticipated early in the third quarter of 2015, will create a super community bank with approximately $9.7 billion in assets, $6.8 billion in loans, $8.0 billion in deposits, and 190 branches across five western states.  The combined company will benefit from a diversified geography with significant growth opportunities, including nine of the top 20 western Metropolitan Statistical Areas by population.

First Quarter 2015 Highlights (compared to first quarter 2014, except as noted)

•	Net income was $12.1 million, or $0.61 per diluted share, compared to $10.6 million, or $0.54 per diluted share in the first quarter of 2014.
•	Annualized return on average assets was 1.02%.
•	Annualized return on average equity was 8.09%.
•	Revenues from core operations* increased 16% to $59.7 million, compared to $51.4 million in the first quarter a year ago.
•	Net interest margin was 4.09% for the current quarter, compared to 4.08% in the fourth quarter of 2014 and 4.07% a year ago.
•	Total deposits increased $420 million during the quarter to $4.32 billion and increased 17% compared to a year ago.
•	Core deposits increased 28% compared to a year earlier and represent 82% of total deposits at March 31, 2015.
•	Deposit fees and other service charges increased 23% to $8.1 million.
•	Total loans increased $281.5 million to $4.04 billion during the quarter and increased 17% compared to a year ago.
•	Revenues from mortgage banking operations were $4.1 million, an increase of 123%.
•	Common stockholders' tangible equity per share* increased to $29.75 at March 31, 2015, compared to $29.68 at the preceding quarter end and $27.87 a year ago.
•	The ratio of tangible common stockholders' equity to tangible assets* remained strong at 12.04% at March 31, 2015.

BANR - First Quarter 2015 Results
April 20, 2015

*Revenues from core operations and other operating income from core operations (both of which exclude fair value adjustments and gains and losses on the sale of securities), other operating expense from core operations (which excludes acquisition-related costs) and references to tangible common stockholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude other intangible assets) represent non-GAAP (Generally Accepted Accounting Principles) financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  See also Non-GAAP Financial Measures reconciliation tables on the final page of this press release.

Income Statement Review

Banner’s first quarter net interest income, before the provision for loan losses, was nearly unchanged at $46.5 million, compared to $46.7 million in the preceding quarter despite having two fewer days and increased 10% compared to $42.3 million in the first quarter a year ago largely reflecting strong client acquisition and significant loan and deposit growth.

“Banner maintained a solid net interest margin during the first quarter as a result of continued improvement in our earning asset mix and cost of funds, which more than offsets the decline in loan yields,” said Grescovich.  "This consistent net interest margin coupled with our continuing growth of earning assets is providing a solid base for our increasing revenues from core operations."  Banner's net interest margin was 4.09% for the first quarter of 2015, compared to 4.08% in the preceding quarter and 4.07% in the first quarter a year ago.

Earning asset yields were unchanged compared to the preceding quarter and decreased two basis points from the first quarter a year ago.  Loan yields also were unchanged compared to the preceding quarter but were seven basis points lower than the first quarter a year ago.  Deposit costs were unchanged compared to the preceding quarter and decreased by four basis points compared to the first quarter a year ago.  The total cost of funds declined one basis point in the first quarter compared to the preceding quarter and declined five basis points compared to the first quarter a year ago.

“Banner’s mortgage banking activities further improved during the first quarter of 2015, which reflects our increased market presence as a result of our continued investment in this business line, as well as a strong home purchase market and an increase in refinance activity," said Grescovich.  Mortgage banking operations contributed $4.1 million to first quarter revenues compared to $3.0 million in the preceding quarter and $1.8 million in the first quarter of 2014.

Deposit fees and other service charges were $8.1 million in the first quarter of 2015, compared to $8.3 million in the preceding quarter and a 23% increase compared to $6.6 million in the first quarter a year ago.  The year-over-year increase reflects strong organic growth as well as the recent acquisitions resulting in growth in the number of deposit accounts and increased transaction activity.

Revenues from core operations* (revenues excluding gains and losses on the sale of securities and net change in valuation of financial instruments) were $59.7 million in the first quarter ended March 31, 2015, compared to $58.9 million in the preceding quarter and $51.4 million in the first quarter of 2014.  Total revenues were $60.2 million for the quarter ended March 31, 2015, compared to $58.6 million in the preceding quarter and $51.2 million in the first quarter a year ago.

Banner’s first quarter 2015 results included a $1.1 million net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, which was partially offset by $510,000 in net loss on the sale of securities.  The net fair value adjustments and loss on sale of securities principally related to the sale of two pooled trust preferred collateralized debt obligation securities (TRUP CDOs) which had been carried at fair value.  In the preceding quarter, Banner's results included a $287,000 net loss for fair value adjustments, and in the first quarter of 2014, Banner recorded a net loss of $255,000 for fair value adjustments.

Total other operating income, which includes the changes in the valuation of financial instruments, and gains and losses on the sale of securities, was $13.7 million in the first quarter of 2015, compared to $11.9 million in the fourth quarter of 2014 and $8.9

BANR - First Quarter 2015 Results
April 20, 2015

million in the first quarter a year ago.  Other operating income from core operations,* which excludes gains and losses on sale of securities and net changes in the valuation of financial instruments, was $13.2 million for the first quarter of 2015, compared to $12.2 million for the preceding quarter and $9.1 million for the first quarter a year ago.

Banner’s total other operating expenses (non-interest expenses) were $41.9 million in the first quarter of 2015, compared to $41.2 million in the preceding quarter and $35.6 million in the first quarter of 2014.  The increase in operating expenses was largely attributable to acquisition-related costs and incremental costs associated with operating the 16 branches acquired in June 2014 and March 2015, as well as generally increased compensation and marketing expenses.  Acquisition-related expenses were $1.6 million in the current quarter compared to $2.8 million in the preceding quarter and $45,000 in the first quarter one year ago.

For the first quarter of 2015, Banner recorded $6.1 million in state and federal income tax expense for an effective tax rate of 33.8%, which reflects normal marginal tax rates increased by the effect of certain non-deductible merger expenses and reduced by the effect of tax-exempt income and certain tax credits.

Credit Quality

“Banner’s first quarter credit quality metrics continue to reflect our moderate risk profile.  While our non-performing assets increased modestly compared to the fourth quarter of 2014 primarily as a result of the recent acquisition of Siuslaw Bank, they are still at a very manageable level and all of the loans and REO acquired in the merger transaction have been recorded at appropriate fair values,” said Grescovich.  “Additionally, our reserve levels remain adequate, and no provision for loan losses was required during the first quarter despite continued organic loan growth.”

Banner's allowance for loan losses was $75.4 million at March 31, 2015, or 1.83% of total loans outstanding and 305% of non-performing loans.  Banner had net charge-offs of $542,000 in the first quarter compared to net recoveries of $1.6 million in the fourth quarter of 2014, and net recoveries of $113,000 in the first quarter a year ago.  Banner did not record a provision for loan losses for the first quarter of 2015 or for either the preceding or year-ago quarter.

Non-performing loans were $24.7 million at March 31, 2015, including $9.2 million from the Siuslaw Bank acquisition, compared to $16.7 million at December 31, 2014 and $22.9 million at March 31, 2014.  Real estate owned and other repossessed assets totaled $5.0 million at March 31, 2015, compared to $3.4 million at December 31, 2014 and $3.5 million a year ago.

Banner's non-performing assets were 0.57% of total assets at March 31, 2015, compared to 0.43% at December 31, 2014 and 0.59% a year ago.  Non-performing assets increased to $29.7 million at March 31, 2015, compared to $20.2 million at December 31, 2014, and $26.4 million a year ago.

Balance Sheet Review

“Net loans increased by $281.5 million, or 7%, during the quarter including $247 million as a result of the Siuslaw acquisition and increased 17% year over year due to strong organic growth as well as the branch purchase and Siuslaw acquisition.  Loan production remained solid, and we continue to see significant potential for growth in our loan origination pipelines; however, we did experience a normal seasonal paydown in our agricultural portfolio during the quarter,” added Grescovich.  Net loans were $4.04 billion at March 31, 2015, compared to $3.76 billion at December 31, 2014, and $3.45 billion a year ago.  The branch purchase and Siuslaw acquisition accounted for $86 million and $247 million, respectively, of the quarter-end loan portfolio.  Commercial real estate and multifamily real estate loans increased 13% to $1.77 billion at March 31, 2015, compared to $1.57 billion at December 31, 2014, and increased 26% compared to $1.40 billion a year ago.  Commercial business loans increased 7% to $776.6 million at March 31, 2015, compared to $724.0 million three months earlier and increased 8% compared to $716.5 million a year ago.  Agricultural business loans decreased to $208.6 million at March 31, 2015, compared to $238.5 million three months earlier but were nearly unchanged compared to $208.8 million a year ago.  Total construction, land and land development loans increased 5% to $431.0 million at March 31, 2015, compared to $411.0 million at December 31, 2014, and increased 14% compared to $378.8 million a year earlier.

Largely as a result of the acquisition of Siuslaw Bank, total assets increased 10% to $5.21 billion at March 31, 2015, compared to $4.72 billion at December 31, 2014 and increased 16% compared to $4.49 billion a year ago.  The total of securities and interest-bearing deposits held at other banks was $782.4 million at March 31, 2015, compared to $637.5 million at December 31, 2014 and

BANR - First Quarter 2015 Results
April 20, 2015

$704.1 million a year ago.  The average effective duration of Banner's securities portfolio was approximately 2.8 years at March 31, 2015.

Banner’s total deposits increased 11% to $4.32 billion at March 31, 2015, compared to $3.90 billion at December 31, 2014 and increased 17% compared to $3.68 billion a year ago.  The branch purchase and Siuslaw acquisition accounted for $209 million and $316 million, respectively, of the deposit portfolio at March 31, 2015.  Non-interest-bearing account balances increased 16% to $1.50 billion at March 31, 2015, compared to $1.30 billion three months earlier and increased 37% compared to $1.10 billion a year ago.  Interest-bearing transaction and savings accounts increased 11% to $2.04 billion at March 31, 2015, compared to $1.83 billion three months earlier and increased 21% compared to $1.68 billion a year ago.  Certificates of deposit increased modestly to $778.0 million at March 31, 2015, compared to $770.5 million at December 31, 2014, and decreased 14% compared to $905.0 million a year earlier.  Brokered deposits totaled $4.8 million at March 31, 2015, which was unchanged from December 31, 2014.  At March 31, 2014, Banner’s brokered deposits totaled $59.3 million.

“In addition to adding solid core deposits from our acquisition of Siuslaw Bank, we also further reduced our funding costs by remixing our deposits away from higher-priced certificates of deposit and improving our core funding position.  As a result, total core deposits increased by 28% compared to the same quarter a year ago,” said Grescovich.

Banner’s core deposits represented 82% of total deposits at March 31, 2015, compared to 76% of total deposits a year earlier.  The cost of deposits was 0.18% for the quarter ended March 31, 2015, which was the same as the preceding quarter, and declined four basis points from 0.22% for the quarter ended March 31, 2014.

At March 31, 2015, total common stockholders' equity was $651.3 million, or $31.05 per share, compared to $583.6 million at December 31, 2014, and to $547.5 million a year ago.  Banner had 21.0 million shares of common stock outstanding at quarter end, compared to 19.6 million shares one year earlier.  On March 6, 2015, Banner issued 1.3 million shares in connection with the acquisition of Siuslaw Financial Group, which were valued at $44.02 per share and added $58.1 million to stockholders’ equity.  At quarter end, tangible common stockholders' equity*, which excludes other intangible assets, was $624.1 million, or 12.04% of tangible assets*, compared to $580.8 million, or 12.30% of tangible assets, at December 31, 2014, and $545.6 million, or 12.16% of tangible assets, a year ago.  Banner's tangible book value per share* increased by 7% to $29.75 at March 31, 2015, compared to $27.87 per share a year ago.

Banner Corporation and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the newly implemented Basel III and Dodd Frank regulatory standards.  Banner Corporation's common equity Tier 1 capital ratio was 13.48%, its Tier 1 leverage capital to average assets ratio was 14.50% and its total capital to risk-weighted assets ratio was 16.34% at March 31, 2015.

Conference Call

Banner will host a conference call on Tuesday, April 21, 2015, at 8:00 a.m. PDT, to discuss its first quarter results.  To listen to the call on-line, go to the Company's website at www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one month at (877) 344-7529 using access code 10062495, or at www.bannerbank.com.

About the Company

Banner Corporation is a $5.21 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

BANR - First Quarter 2015 Results
April 20, 2015

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.  Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts constitute forward-looking statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected revenues, cost savings, synergies and other benefits from the merger of Banner Bank and Siuslaw Bank and the proposed merger of Banner Bank and AmericanWest Bank (“AmericanWest”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the requisite regulatory approvals for the proposed merger might not be obtained; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (4) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for loan losses or writing down of assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (10) the ability to access cost-effective funding; (11) changes in financial markets; (12) changes in economic conditions in general and in Washington, Idaho, Oregon, Utah and California in particular; (13) the costs, effects and outcomes of litigation; (14) new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (15) changes in accounting principles, policies or guidelines; (16) future acquisitions by Banner of other depository institutions or lines of business; and (17) future goodwill impairment due to changes in Banner's business, changes in market conditions, or other factors.

Banner does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made except where expressly required by law.

BANR - First Quarter 2015 Results
April 20, 2015

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014

INTEREST INCOME:
Loans receivable	$46,365	$46,102	$41,743
Mortgage-backed securities	1,027	1,403	1,471
Securities and cash equivalents	1,677	1,746	1,892
	49,069	49,251	45,106
INTEREST EXPENSE:
Deposits	1,733	1,801	1,964
Federal Home Loan Bank advances	17	16	38
Other borrowings	43	40	44
Junior subordinated debentures	740	734	721
	2,533	2,591	2,767
Net interest income before provision for loan losses	46,536	46,660	42,339
PROVISION FOR LOAN LOSSES	—	—	—
Net interest income	46,536	46,660	42,339
OTHER OPERATING INCOME:
Deposit fees and other service charges	8,126	8,317	6,602
Mortgage banking operations	4,109	2,966	1,840
Miscellaneous	921	916	636
	13,156	12,199	9,078
Net gain (loss) on sale of securities	(510)	1	35
Net change in valuation of financial instruments carried at fair value	1,050	(287)	(255)
Total other operating income	13,696	11,913	8,858
OTHER OPERATING EXPENSE:
Salary and employee benefits	24,287	23,321	21,156
Less capitalized loan origination costs	(2,838)	(3,050)	(2,195)
Occupancy and equipment	6,006	5,689	5,696
Information / computer data services	2,253	2,147	1,935
Payment and card processing services	3,016	2,998	2,515
Professional services	814	863	1,006
Advertising and marketing	1,610	1,387	1,055
Deposit insurance	567	595	576
State/municipal business and use taxes	453	415	159
Real estate operations	24	(187)	39
Amortization of core deposit intangibles	616	531	479
Miscellaneous	3,458	3,735	3,115
	40,266	38,444	35,536
Acquisition related costs	1,648	2,785	45
Total other operating expense	41,914	41,229	35,581
Income before provision for income taxes	18,318	17,344	15,616
PROVISION FOR INCOME TAXES	6,184	5,600	5,046
NET INCOME	$12,134	$11,744	$10,570
Earnings per share available to common shareholders:
Basic	$0.61	$0.61	$0.55
Diluted	$0.61	$0.60	$0.54
Cumulative dividends declared per common share	$0.18	$0.18	$0.18
Weighted average common shares outstanding:
Basic	19,760,645	19,374,228	19,345,732
Diluted	19,845,019	19,441,712	19,409,584
Change in common shares outstanding	1,405,093	43	32,766

BANR - First Quarter 2015 Results
April 20, 2015

FINANCIAL CONDITION
(in thousands except shares and per share data)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014

ASSETS
Cash and due from banks	$83,401	$71,077	$73,316
Federal funds and interest-bearing deposits	215,114	54,995	71,459
Securities - trading	38,074	40,258	58,387
Securities - available for sale	395,607	411,021	464,657
Securities - held to maturity	133,649	131,258	109,567
Federal Home Loan Bank stock	25,544	27,036	33,288
Loans receivable:
Held for sale	9,419	2,786	3,239
Held for portfolio	4,105,399	3,831,034	3,519,673
Allowance for loan losses	(75,365)	(75,907)	(74,371)
	4,039,453	3,757,913	3,448,541
Accrued interest receivable	16,873	15,279	15,202
Real estate owned held for sale, net	4,922	3,352	3,236
Property and equipment, net	98,728	91,185	89,440
Goodwill and other intangibles, net	27,258	2,831	1,970
Bank-owned life insurance	71,290	63,759	62,377
Other assets	61,459	53,935	56,856
	$5,211,372	$4,723,899	$4,488,296
LIABILITIES
Deposits:
Non-interest-bearing	$1,504,768	$1,298,866	$1,095,665
Interest-bearing transaction and savings accounts	2,036,600	1,829,568	1,681,854
Interest-bearing certificates	778,049	770,516	905,016
	4,319,417	3,898,950	3,682,535
Advances from Federal Home Loan Bank at fair value	250	32,250	48,351
Customer repurchase agreements	97,020	77,185	89,921
Junior subordinated debentures at fair value	84,326	78,001	74,135
Accrued expenses and other liabilities	38,164	37,082	29,189
Deferred compensation	20,882	16,807	16,641
	4,560,059	4,140,275	3,940,772
STOCKHOLDERS' EQUITY
Common stock	627,553	568,882	566,964
Retained earnings (accumulated deficit)	22,623	15,000	(18,026)
Other components of stockholders' equity	1,137	(258)	(1,414)
	651,313	583,624	547,524
	$5,211,372	$4,723,899	$4,488,296
Common Shares Issued:
Shares outstanding at end of period	20,976,641	19,571,548	19,576,535
Common stockholders' equity per share (1)	$31.05	$29.82	$27.97
Common stockholders' tangible equity per share (1) (2)	$29.75	$29.68	$27.87
Common stockholders' tangible equity to tangible assets (2)	12.04%	12.30%	12.16%
Consolidated Tier 1 leverage capital ratio	14.50%	13.41%	13.53%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common stockholders' tangible equity excludes other intangibles.  Tangible assets exclude other intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final page of the press release tables.

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
LOANS (including loans held for sale):
Commercial real estate:
Owner occupied	$627,531	$546,783	$504,429
Investment properties	936,693	856,942	746,670
Multifamily real estate	208,687	167,524	153,003
Commercial construction	30,434	17,337	11,146
Multifamily construction	56,201	60,193	63,862
One- to four-family construction	228,224	219,889	219,169
Land and land development:
Residential	98,930	102,435	73,733
Commercial	17,174	11,152	10,864
Commercial business	776,579	723,964	716,546
Agricultural business including secured by farmland	208,635	238,499	208,817
One- to four-family real estate	552,423	539,894	517,621
Consumer:
Consumer secured by one- to four-family real estate	233,643	222,205	177,855
Consumer-other	139,664	127,003	119,197
Total loans outstanding	$4,114,818	$3,833,820	$3,522,912
Restructured loans performing under their restructured terms	$23,180	$29,154	$40,165
Loans 30 - 89 days past due and on accrual	$8,157	$8,387	$12,662
Total delinquent loans (including loans on non-accrual)	$32,892	$25,124	$24,602
Total delinquent loans / Total loans outstanding	0.80%	0.66%	0.70%

GEOGRAPHIC CONCENTRATION
OF LOANS AT MARCH 31, 2015	Washington	Oregon	Idaho	Other	Total
Commercial real estate:
Owner occupied	$392,416	$158,137	$56,696	$20,282	$627,531
Investment properties	527,257	184,038	60,160	165,238	936,693
Multifamily real estate	119,166	74,536	14,672	313	208,687
Commercial construction	26,783	1,663	1,988	—	30,434
Multifamily construction	47,857	6,990	1,354	—	56,201
One- to four-family construction	130,366	95,262	2,596	—	228,224
Land and land development:
Residential	53,467	43,737	1,051	675	98,930
Commercial	6,194	8,164	2,816	—	17,174
Commercial business	429,680	144,751	82,825	119,323	776,579
Agricultural business including secured by farmland	108,464	59,837	40,292	42	208,635
One- to four-family real estate	336,332	189,572	25,778	741	552,423
Consumer:
Consumer secured by one- to four-family real estate	142,461	74,669	15,499	1,014	233,643
Consumer-other	83,021	50,042	6,222	379	139,664
Total loans outstanding	$2,403,464	$1,091,398	$311,949	$308,007	$4,114,818
Percent of total loans	58.4%	26.5%	7.6%	7.5%	100.0%

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$75,907	$74,331	$74,258
Provision	—	—	—
Recoveries of loans previously charged off:
Commercial real estate	14	843	296
Construction and land	108	988	232
One- to four-family real estate	6	83	188
Commercial business	178	153	293
Agricultural business, including secured by farmland	295	328	350
Consumer	46	135	282
	647	2,530	1,641
Loans charged off:
Commercial real estate	—	—	(238)
One- to four-family real estate	(75)	(253)	(379)
Commercial business	(107)	(263)	(738)
Agricultural business, including secured by farmland	(818)	(54)	—
Consumer	(189)	(384)	(173)
	(1,189)	(954)	(1,528)
Net (charge-offs) recoveries	(542)	1,576	113
Balance, end of period	$75,365	$75,907	$74,371
Net (charge-offs) recoveries / Average loans outstanding	(0.014)%	0.041%	0.003%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Specific or allocated loss allowance:
Commercial real estate	$19,103	$18,784	$17,412
Multifamily real estate	4,401	4,562	5,652
Construction and land	24,398	23,545	18,620
One- to four-family real estate	8,141	8,447	10,913
Commercial business	12,892	12,043	11,363
Agricultural business, including secured by farmland	3,732	2,821	2,636
Consumer	585	483	912
Total allocated	73,252	70,685	67,508
Unallocated	2,113	5,222	6,863
Total allowance for loan losses	$75,365	$75,907	$74,371
Allowance for loan losses / Total loans outstanding	1.83%	1.98%	2.11%
Allowance for loan losses / Non-performing loans	305%	454%	325%

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$4,141	$1,132	$6,201
Multifamily	578	—	—
Construction and land	7,522	1,275	2,135
One- to four-family	7,111	8,834	10,587
Commercial business	418	537	977
Agricultural business, including secured by farmland	1,566	1,597	—
Consumer	1,843	1,187	1,399
	23,179	14,562	21,299
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
One- to four-family	1,548	2,095	1,465
Agricultural business, including secured by farmland	—	—	104
Consumer	7	79	—
	1,555	2,174	1,569
Total non-performing loans	24,734	16,736	22,868
Real estate owned (REO)	4,922	3,352	3,236
Other repossessed assets	62	76	273
Total non-performing assets	$29,718	$20,164	$26,377
Total non-performing assets / Total assets	0.57%	0.43%	0.59%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT MARCH 31, 2015	Washington	Oregon	Idaho	Total
Secured by real estate:
Commercial	$2,259	$1,847	$35	$4,141
Multifamily	—	578	—	578
Construction and land:
One- to four-family construction	—	1,388	—	1,388
Residential land acquisition & development	—	750	—	750
Residential land improved lots	—	514	—	514
Commercial land improved	—	4,870	—	4,870
Total construction and land	—	7,522	—	7,522
One- to four-family	7,282	1,012	365	8,659
Commercial business	384	34	—	418
Agricultural business, including secured by farmland	772	794	—	1,566
Consumer	1,182	479	189	1,850
Total non-performing loans	11,879	12,266	589	24,734
Real estate owned (REO)	1,056	3,833	33	4,922
Other repossessed assets	54	8	—	62
Total non-performing assets at end of the period	$12,989	$16,107	$622	$29,718

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2015	Mar 31, 2014
Balance, beginning of period	$3,352	$4,044
Additions from loan foreclosures	668	707
Additions from acquisitions	2,525	—
Additions from capitalized costs	—	4
Proceeds from dispositions of REO	(1,738)	(1,641)
Gain on sale of REO	115	159
Valuation adjustments in the period	—	(37)
Balance, end of period	$4,922	$3,236

DEPOSIT COMPOSITION	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Non-interest-bearing	$1,504,768	$1,298,866	$1,095,665
Interest-bearing checking	472,033	439,480	435,910
Regular savings accounts	979,824	901,142	829,282
Money market accounts	584,743	488,946	416,662
Interest-bearing transaction & savings accounts	2,036,600	1,829,568	1,681,854
Interest-bearing certificates	778,049	770,516	905,016
Total deposits	$4,319,417	$3,898,950	$3,682,535

GEOGRAPHIC CONCENTRATION
OF DEPOSITS AT MARCH 31, 2015	Washington	Oregon	Idaho	Total
Total deposits	$2,865,536	$1,206,944	$246,937	$4,319,417
Percent of total deposits	66.3%	28.0%	5.7%	100.0%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Public non-interest-bearing accounts	$44,195	$39,381	$18,931
Public interest-bearing transaction & savings accounts	58,023	63,473	65,909
Public interest-bearing certificates	35,326	35,346	57,202
Total public deposits	$137,544	$138,200	$142,042
Total brokered deposits	$4,800	$4,799	$59,304

OTHER BORROWINGS	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Customer repurchase agreements / "Sweep accounts"	$97,020	$77,185	$89,921

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(in thousands)

ACQUISITION OF SIX OREGON BRANCHES	June 20, 2014

Total consideration		$—

Fair value of assets acquired:
Cash	$127,557
Loans receivable	87,923
Property and equipment	3,079
Intangible assets	2,372
Other assets	275
Total assets acquired	221,206

Fair value of liabilities assumed:
Deposits	212,085
Other liabilities	42
Total liabilities assumed	212,127
Net assets acquired		9,079
Acquisition bargain purchase gain		$(9,079)

ACQUISITION OF SIUSLAW BANK	March 6, 2015

Amounts recorded in this table are preliminary estimates of fair value. Additional adjustments to the purchase price allocation may be required.

Cash paid		$5,800
Fair value of common shares issued		58,106
Total consideration		63,906

Fair value of assets acquired:
Cash	$84,405
Securities - available for sale	12,865
Loans receivable	247,098
Real estate owned held for sale	2,525
Property and equipment	8,127
Intangible assets	3,895
Other assets	11,391
Total assets acquired	370,306

Fair value of liabilities assumed:
Deposits	316,406
Junior subordinated debentures	5,959
Other liabilities	5,183
Total liabilities assumed	327,548
Net assets acquired		42,758
Goodwill		$21,148

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$756,727	16.34%	$ 370,451	8.00%	$463,063	10.00%
Tier 1 capital to risk-weighted assets	698,628	15.09%	277,838	6.00%	370,451	8.00%
Tier 1 leverage capital to average assets	698,628	14.50%	192,665	4.00%	240,831	5.00%
Common equity tier 1 capital	624,028	13.48%	208,379	4.50%	300,991	6.50%
Banner Bank:
Total capital to risk-weighted assets	666,565	14.95%	356,637	8.00%	445,796	10.00%
Tier 1 capital to risk-weighted assets	610,625	13.70%	267,478	6.00%	356,637	8.00%
Tier 1 leverage capital to average assets	610,625	13.37%	182,654	4.00%	228,317	5.00%
Common equity tier 1 capital	610,625	13.70%	200,608	4.50%	289,767	6.50%
Islanders Bank:
Total capital to risk-weighted assets	37,233	19.32%	15,419	8.00%	19,273	10.00%
Tier 1 capital to risk-weighted assets	34,824	18.07%	11,564	6.00%	15,419	8.00%
Tier 1 leverage capital to average assets	34,824	13.95%	9,983	4.00%	12,478	5.00%
Common equity tier 1 capital	34,824	18.07%	8,673	4.50%	12,528	6.50%

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended
OPERATING PERFORMANCE	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014

Average loans	$3,920,255	$3,813,606	$3,475,369
Average securities	600,806	643,665	687,764
Average interest earning cash	91,202	76,082	58,352
Average non-interest-earning assets	230,634	212,071	200,227
Total average assets	$4,842,897	$4,745,424	$4,421,712
Average deposits	$3,997,763	$3,942,903	$3,619,299
Average borrowings	232,147	218,170	262,378
Average non-interest-bearing other liabilities (1)	4,569	2,039	(6,083)
Total average liabilities	4,234,479	4,163,112	3,875,594
Total average stockholders' equity	608,418	582,312	546,118
Total average liabilities and equity	$4,842,897	$4,745,424	$4,421,712
Interest rate yield on loans	4.80%	4.80%	4.87%
Interest rate yield on securities	1.79%	1.91%	1.96%
Interest rate yield on cash	0.24%	0.29%	0.31%
Interest rate yield on interest-earning assets	4.31%	4.31%	4.33%
Interest rate expense on deposits	0.18%	0.18%	0.22%
Interest rate expense on borrowings	1.40%	1.44%	1.24%
Interest rate expense on interest-bearing liabilities	0.24%	0.25%	0.29%
Interest rate spread	4.07%	4.06%	4.04%
Net interest margin	4.09%	4.08%	4.07%
Other operating income / Average assets	1.15%	1.00%	0.81%
Core operating income / Average assets (2)	1.10%	1.02%	0.83%
Other operating expense / Average assets	3.51%	3.45%	3.26%
Core other operating expense / Average assets (2)	3.37%	3.21%	3.26%
Efficiency ratio (other operating expense / revenue)	69.59%	70.39%	69.50%
Efficiency ratio (core other operating expense / core operating revenue)(2)	67.46%	65.32%	69.11%
Return on average assets	1.02%	0.98%	0.97%
Return on average equity	8.09%	8.00%	7.85%
Return on average tangible equity (3)	8.22%	8.04%	7.88%
Average equity / Average assets	12.56%	12.27%	12.35%

(1)	Average non-interest-bearing liabilities include fair value adjustments related to FHLB advances and Junior Subordinated Debentures.
(2)
Core operating income (or core operating revenue) excludes net gain on sale of securities, fair value and other-than-temporary impairment (OTTI) adjustments.  Core other operating expense excludes acquisition related costs.  These represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final page of these press release tables.

(3)
Average tangible equity excludes other intangible assets and represents a non-GAAP financial measure.  See also Non-GAAP Financial Measures reconciliation tables on the final page of these press release tables.

BANR - First Quarter 2015 Results
April 20, 2015

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands except shares and per share data)

* Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented.

REVENUE FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Net interest income before provision for loan losses	$46,536	$46,660	$42,339
Total other operating income	13,696	11,913	8,858
Total GAAP revenue	60,232	58,573	51,197
Exclude net gain on sale of securities	510	(1)	(35)
Exclude change in valuation of financial instruments carried at fair value	(1,050)	287	255
Revenue from core operations (non-GAAP)	$59,692	$58,859	$51,417

OTHER OPERATING INCOME/EXPENSE FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014
Total other operating income (GAAP)	$13,696	$11,913	$8,858
Exclude net gain (loss) on sale of securities	510	(1)	(35)
Exclude change in valuation of financial instruments carried at fair value	(1,050)	287	255
Other operating income from core operations (non-GAAP)	$13,156	$12,199	$9,078

Total other operating expense (GAAP)	$41,914	$41,229	$35,581
Exclude acquisition related costs	(1,648)	(2,785)	(45)
Other operating expense from core operations (non-GAAP)	$40,266	$38,444	$35,536

TANGIBLE COMMON STOCKHOLDERS' EQUITY TO TANGIBLE ASSETS	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014

Stockholders' equity (GAAP)	$651,313	$583,624	$547,524
Exclude other intangible assets, net	27,258	2,831	1,970
Tangible common stockholders' equity (non-GAAP)	$624,055	$580,793	$545,554

Total assets (GAAP)	$5,211,372	$4,723,899	$4,488,296
Exclude other intangible assets, net	27,258	2,831	1,970
Total tangible assets (non-GAAP)	$5,184,114	$4,721,068	$4,486,326
Tangible common stockholders' equity to tangible assets (non-GAAP)	12.04%	12.30%	12.16%

TANGIBLE COMMON STOCKHOLDERS' EQUITY PER SHARE
Tangible common stockholders' equity	$624,055	$580,793	$545,554
Common shares outstanding at end of period	20,976,641	19,571,548	19,576,535
Common stockholders' equity (book value) per share (GAAP)	$31.05	$29.82	$27.97
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$29.75	$29.68	$27.87